Exhibit 10.2

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE ("Fifth Amendment") is made and entered into as of September 11, 2017, by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation, as successor-in-interest to Mullrock 3 Torrey Pines, LLC, a Delaware limited liability company ("Landlord") and OREXIGEN THERAPEUTICS, INC., a Delaware corporation ("Tenant").

R E C I T A L S:

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated as of December 7, 2007 (the "Original Lease"), as amended by (i) that certain First Amendment to Lease dated as of September 23, 2008 by and between Landlord and Tenant ("First Amendment"), (ii) that certain Partial Lease Termination Agreement dated as of February 22, 2012 by and between Landlord and Tenant ("Agreement"), (iii) that certain Second Amendment to Lease dated as of February 15, 2013 by and between Landlord and Tenant ("Second Amendment"), (iv) that certain Third Amendment to Lease dated as of August 17, 2015 ("Third Amendment") and (v) that certain Fourth Amendment to Lease dated as of October 25, 2016 whereby Landlord leased to Tenant and Tenant leased from Landlord certain space located in two buildings (“Fourth Amendment”) located and addressed at 3344 ("3344 Building") and 3366 ("3366 Building") North Torrey Pines Court, La Jolla, California (3344 Building and 3366 Building are hereinafter collectively referred to as the "Building").  The Original Lease, as modified by the First Amendment, Agreement, Second Amendment, Third Amendment, Fourth Amendment, and Fifth Amendment may be referred to herein as the "Lease"; and

WHEREAS, Mullrock 3 Torrey Pines, LLC, a Delaware limited liability company, transferred all title and possession to The Regents of the University of California, a California corporation, successor in interest by a Grant Deed recorded on May 18, 2016; and

WHEREAS, The Regents of the University of California, a California corporation, assumed all obligations under the Lease (hereinafter known as “Landlord”), and Tenant agrees to attorn to Landlord.  Landlord warrants that Tenant is current with its obligation to pay rent under the terms of the Lease; and

WHEREAS, by this Fifth Amendment, Landlord and Tenant desire to extend the Term of the Lease and to otherwise modify the Lease as provided herein; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Lease is amended as follows:

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A G R E E M E N T:

1.The Existing Premises.  Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord 29,935 rentable and 27,524 usable square feet (consisting of 9,628 rentable and 8,584 usable square feet of space on the first (1st) floor of the 3344 Building [Suite 100] and 12,601 rentable and 11,234 usable square feet of space on the second (2nd) floor of the 3344 Building [Suite 200] and 7,706 rentable and 6,499 usable square feet on the third (3rd) floor of the 3366 Building [Suites 301, 310, 320 and 322]) (collectively, the "Premises"), as more particularly described in the Lease.

2.Extended Term.  The Lease Expiration Date shall be extended such that the Lease shall terminate on February 29, 2020 ("Extended Expiration Date"). The period from March 1, 2018, through the Extended Expiration Date specified above, shall be referred to herein as the "Extended Term".

3.Monthly Basic Rent.  During the Extended Term, Tenant shall pay, in accordance with the provisions of this Section 3, Monthly Basic Rent for the Premises as follows:

Months of Extended Term	Monthly Basic Rent	Monthly Basic Rent Per Rentable Square Foot
3/1/18 - 2/28/19	$130,217.25	$4.35
3/1/19 – 2/29/20	$133,210.75	$4.45

4.Brokers.       Tenant represents and warrants to Landlord that it has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Lease with the exception of Hughes Marino Inc., and shall indemnify and hold harmless Landlord against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any such broker, finder or other person, except Hughes Marino, Inc., on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant.  The provisions of this paragraph shall not apply to brokers with whom Landlord has an express written brokerage agreement.

5.CASP INSPECTION.   The Real Property (excluding tenant suites or employee only areas) has undergone an inspection by a Certified Access Specialist (CASp), and it was determined that the Real Property (excluding tenant suites or employee only areas) did not meet all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq.  To the best of Landlord’s knowledge, there have been no modifications or alterations completed or commenced between the date of the inspection and the Effective Date which have impacted the Premises’ compliance with construction-related accessibility standards.  Landlord has provided, at least forty-eight (48) hours prior to execution of this Fifth Amendment, a copy of such CASp report to Tenant.

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Because a disability access inspection certificate, as described in subdivision (e) of Section 55.53 of the California Civil Code, was not issued for the Premises, Tenant is advised of the following (pursuant to Section 1938 of the California Civil Code):

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

Accordingly, the parties hereby agree that Tenant shall have the right, but not the obligation, to have a CASp inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under state law.  If it is determined that the Premises do not meet all applicable construction-related accessibility standards, then Tenant shall promptly make, as soon as reasonably possible, but subject to Section 10 hereof, any repairs necessary to correct violations of construction-related accessibility standards identified by such inspection, at Tenant’s sole cost and expense.

6.Signing Authority.  Each individual executing this Fifth Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Fifth Amendment and that each person signing on behalf of Tenant is authorized to do so.

7.Counterparts.  This Fifth Amendment to Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK

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8.No Further Modification.  Except as set forth in this Fifth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment to Lease on the date first written above.

LANDLORD:

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation

By:	/s/ Jeff W. Graham
Jeff W. Graham
Executive Director, Real Estate

Date:	9/11/2017

TENANT:

OREXIGEN THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Michael A. Narachi	By:	/s/ Jason A. Keyes

Print Name:	Michael A. Narachi	Print Name:	Jason A. Keyes

Title:	President & CEO	Title:	SVP & CFO

Date:	8/31/2017	Date:	8/31/2017

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